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                                                                   EXHIBIT 10.5

                               CHANNELPOINT, INC.
                        EXECUTIVE SEVERANCE BENEFIT PLAN


SECTION 1. INTRODUCTION

         The ChannelPoint, Inc. Executive Severance Benefit Plan (the "Plan") is designed to provide separation pay and benefits to certain eligible employees of the Company whose employment is involuntarily terminated without cause or voluntarily terminated for good reason. This document constitutes the written instrument under which the Plan is maintained and supersedes any prior plan or practice of the Company that provides severance benefits to eligible employees. The Plan was approved by the Board of Directors of the Company effective October 23, 1998 and amended effective January 28, 1999.

SECTION 2. DEFINITIONS

         For purposes of this Plan, the following terms shall have the meanings set forth below:

         (a) "BASE SALARY" means your annual base salary (i) as in effect on the effective date of a Change in Control, or as increased thereafter; or (ii) in the event that you are terminated prior to a Change in Control, as in effect during the regularly scheduled payroll date immediately prior to your termination.

         (b) "BOARD" means the Board of Directors of the Company.

         (c) "CAUSE" means that, in the reasonable determination of the Company, (i) you have committed an act that materially injures the business of the Company; (ii) you have refused or failed to follow lawful and reasonable directions of the Board or the appropriate individual to whom you report; (iii) you have willfully or habitually neglected your duties for the Company; or (iv) you have been convicted of a felony involving moral turpitude that is likely to inflict or has inflicted material injury on the business of the Company. Notwithstanding the foregoing, Cause based on the conduct described in clause
(ii) or clause (iii) shall not exist unless the conduct described in such clause has not been cured within fifteen (15) days following your receipt of written notice from the Company or the Board, as the case may be, specifying the particulars of your conduct constituting Cause.

         (d) "CHANGE IN CONTROL" means (i) a sale of substantially all of the assets of the Company; (ii) a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation in which stockholders immediately before the merger or consolidation have, immediately after the merger or consolidation, greater stock voting power); (iii) a reverse merger in which the Company is the surviving corporation but the shares of the Company's common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise (other than a reverse merger in which stockholders immediately before the merger have,



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immediately after the merger, greater stock voting power); or (iv) any transaction or series of related transactions in which in excess of 50% of the Company's voting power is transferred.

         (e) "COMPANY" means ChannelPoint, Inc., or following a Change in Control, the surviving entity resulting from such transaction.

         (f) "INVOLUNTARY TERMINATION WITHOUT CAUSE" means your dismissal or discharge by the Company (or, if applicable, by any successor entity) for a reason other than Cause. The termination of your employment will not be deemed to be an "Involuntary Termination Without Cause" if your termination occurs as a result of your death or disability.

         (g) "VOLUNTARY TERMINATION FOR GOOD REASON" means that you voluntarily terminate your employment with the Company after any of the following are undertaken by the Company without your express written consent:

              (i) the assignment to you of any duties or responsibilities which result in a substantial diminution in your position or function (but not merely a change in title or reporting relationships) as in effect immediately prior to the effective date of the Change in Control;

              (ii) a five percent (5%) or greater reduction by the Company in your annual base salary as in effect immediately prior to the effective date of the Change in Control or as increased thereafter;

              (iii) any failure by the Company to continue in effect any benefit plan or program, including incentive plans or plans with respect to the receipt of securities of the Company, in which you are participating immediately prior to the effective date of the Change in Control (hereinafter referred to as "Benefit Plans"); or the taking of any action by the Company that would adversely affect your participation in or reduce your benefits under the Benefit Plans or deprive you of any fringe benefit that you enjoyed immediately prior to the effective date of the Change in Control; provided, however, that "Good Reason" shall not exist under this paragraph following a Change in Control if the Company offers a range of benefit plans and programs which, taken as a whole, are comparable to the Benefit Plans; or

              (iv) your relocation, or the relocation of the Company's principal executive offices if your principal office is at such offices, to a location more than sixty (60) miles from the location at which you were performing your duties immediately prior to the effective date of the Change in Control, except for required travel on the Company's business to an extent substantially consistent with your business travel obligations immediately prior to the effective date of the Change in Control; provided, however, that "Good Reason" shall not exist under this paragraph if your business office is located in Colorado Springs, Colorado immediately prior to the effective date of the Change in Control and is subsequently relocated to any of the following counties in Colorado: Denver, Boulder, Jefferson, Arapahoe, Douglas or Elbert.

SECTION 3. ELIGIBILITY AND PARTICIPATION

         You are eligible to participate in the Plan if you are a full-time executive employee of the Company at the level of Vice President or above immediately prior to your termination, and either (i) your employment with the Company terminates due to an Involuntary Termination



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Without Cause or a Voluntary Termination for Good Reason, in either case within thirteen (13) months following the effective date of a Change in Control; or
(ii) prior to a Change in Control, your employment with the Company terminates due to an Involuntary Termination Without Cause and the Company determines, in its sole discretion, that you are eligible to participate in the Plan.

SECTION 4. BENEFITS

         As a participant in the Plan, you are eligible to receive the following benefits on the following conditions:

         (a) SALARY CONTINUATION. The Company shall continue your Base Salary for one of the following periods, as applicable:

            (i) six (6) months if you are employed by the Company as a Vice President immediately prior to the date of your Involuntary Termination Without Cause or Voluntary Termination for Good Reason and such termination occurs within thirteen (13) months following the effective date of a Change in Control;

            (ii) twelve (12) months if you are employed by the Company at a level of Senior Vice President or above immediately prior to the date of your Involuntary Termination Without Cause or Voluntary Termination for Good Reason and such termination occurs within thirteen (13) months following the effective date of a Change in Control; or

            (iii) such period as the Company, in its sole discretion, determines if your Involuntary Termination Without Cause occurs prior to the effective date of a Change in Control.

         Any salary continuation payments shall be paid to you in regular installments on the normal payroll dates of the Company or over a shorter period, as determined by the Company. Any such amount that you receive shall be subject to all required tax withholding.

         (b) CONTINUATION OF BENEFITS. Provided that you elect continued coverage under federal COBRA law as applicable, the Company shall pay, on your behalf, the portion of premiums of your group health and any life insurance, disability insurance, and other Company-provided health and welfare benefits, including coverage for your eligible dependents, that the Company paid prior to your termination of employment; provided, however, that the Company will pay such premiums for your eligible dependents only for coverage for which those dependents were enrolled immediately prior to your termination of employment. You will continue to be required to pay that portion of the premium of your health and welfare coverage, including coverage for your eligible dependents, that you were required to pay as an active employee immediately prior to your termination of employment. The number of months of such premium payments shall equal the number of months of your salary continuation payments, but in no event shall such premium payments be made for a period exceeding eighteen (18) months or be made following the effective date of your coverage by a health plan of a subsequent employer. For the balance of the period that you are entitled to coverage under federal COBRA law, you shall be entitled to maintain coverage for yourself and your eligible dependents at your own expense.



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         (c) PARACHUTE PAYMENTS. If any payment or benefit you would receive under this Plan, when combined with any other payment or benefit you receive pursuant to the termination of your employment with the Company ("Payment") would (i) constitute a "parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then such Payment shall be either (x) the full amount of such Payment or (y) such lesser amount (with cash payments being reduced before stock option compensation) as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employment taxes, income taxes, and the Excise Tax results in your receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.

         (d) COMPANY DISCRETION. In cases of termination of employment prior to a Change in Control, the Company's decision to pay or not pay salary continuation and the amount of such payments shall be in the sole discretion of the Company, and the Company's decision with respect to one employee shall not in any way preclude a different decision with respect to another employee, even if similarly situated.

SECTION 5. LIMITATIONS AND CONDITIONS ON BENEFITS

         (a) RELEASE. To receive benefits under this Plan, you must execute a release of claims in favor of the Company, in the form attached to this Plan as Exhibit A or Exhibit B, as appropriate, and such release must become effective in accordance with its terms.

         (b) NON-COMPETITION AND NON-SOLICITATION. By accepting benefits under this Plan, you acknowledge that as an employee of the Company, you have been privy to extremely sensitive, confidential, and valuable commercial information, and to trade secrets belonging to the Company, the disclosure of which information and/or secrets would greatly harm the Company. You acknowledge and agree that you have received information from and about the Company in Colorado, and that Colorado law should govern this agreement irrespective of the place of your residence. As a reasonable measure to protect the Company from the harm of such disclosure and use of its information and trade secrets against it, you agree to the following as a condition of your receipt of benefits under this Plan:

            (i) NON-COMPETITION. You agree and acknowledge that for a period of [ 1-2 YEARS ] following your Involuntary Termination Without Cause or Voluntary Termination for Good Reason you will not directly or indirectly engage in (whether as an employee, consultant, proprietor, partner, director or otherwise) or have any ownership interest in, or participate in the financing, operation, management or control of, any person, firm, corporation, partnership, joint venture or other business entity that is a "Restricted Business" in a "Restricted Territory" (as defined below). For purposes of this Plan, "Restricted Business" is an entity that competes with the Company or provides or develops products similar to those the Company offers, plans to offer, is developing or is planning to develop. "Restricted Territory" means the cities, counties and states of the United States in which the Company is doing business at the time of the Covered Termination. Your ownership of any stock acquired before the effective date of this Plan shall not constitute a violation of this paragraph. Your ownership of no more than 1% of



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the outstanding voting stock of a publicly traded company acquired after the effective date of this Plan shall not constitute a violation of this paragraph. Nothing in this paragraph should be construed to narrow your obligations imposed by any other provision herein, any other agreement, law or other source.

            (ii) NON-SOLICITATION. You further acknowledge that you are and have been privy to highly sensitive personnel information, including (without limitation) information concerning the skills, knowledge, and background of the Company employees, performance evaluations of employees by the Company, salary, compensation and benefits paid by the Company to its employees and other confidential, private and commercially valuable information. You acknowledge that disclosure of such information to others would be detrimental to the Company and could lead to the loss of employees and knowledge critical to the business of the Company. You also acknowledge that you are and have been privy to valuable and confidential information concerning relationships between the Company and customers, vendors, consultants, independent contractors and other business entities and that severance or alteration of such relationships would be highly detrimental to the Company. Accordingly, as a part of this Plan and for a period of [__________] following your Involuntary Termination Without Cause or Voluntary Termination for Good Reason, you agree not to solicit, either directly or indirectly, any employee or director of the Company to terminate or alter his or her relationship with the Company. You further agree that, for a period of [_________] following your Involuntary Termination Without Cause or Voluntary Termination for Good Reason, you will not, either directly or indirectly, solicit or attempt to solicit any customer, client, supplier, vendor, consultant or independent contractor of the Company to terminate, reduce or negatively alter his, her or its relationship with the Company. Nothing in this paragraph should be construed to narrow your obligations imposed by any other provision herein or any other agreement, law or other source.

            (iii) REASONABLE. You agree and acknowledge that the time limitation on the restrictions in this Section 5, combined with the geographic scope, are reasonable. You also acknowledge and agree that this Section 5 is reasonably necessary for the protection of the Company, that through this Plan you shall receive adequate consideration for any loss of opportunity associated with the provisions herein, and that these provisions provide a reasonable way of protecting the Company's business value which was imparted to you. If any restriction set forth in this Section 5 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable. You acknowledge and agree that the provisions in this Section 5 are essential and material to this Plan, and that upon breach of this Section 5 by you, the Company is entitled to recover any payments or other consideration made pursuant to this Plan, to withhold providing additional payments or consideration, to equitable relief to prevent continued breach, to recover damages and to seek any other remedies available to the Company.

         (c) OFFSETS. Unless otherwise specified in a written agreement between you and the Company or any successor to the Company or any affiliate thereof, the total amount of severance benefits you may receive pursuant to this Plan and any plan, practice or statutory obligation of the Company or any successor to the Company or any affiliate thereof, or any agreement



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between you and the Company or any affiliate thereof, shall not exceed the amount of severance benefits provided under this Plan, and the severance benefits payable to you under this Plan shall be reduced to the extent of any excess.

         (d) TERMINATION OF BENEFITS. Benefits under this Plan shall terminate immediately if you, at any time, violate any proprietary information or confidentiality obligation to the Company.

         (e) NON-DUPLICATION OF BENEFITS. You are not eligible to receive benefits under this Plan more than one time.

SECTION 6. ADMINISTRATION AND OPERATION OF THE PLAN

         The Company is the "Plan Sponsor" and the "Plan Administrator" of the Plan, as such terms are defined in the Employee Retirement Income Security Act of 1974 ("ERISA"). The Company, in its capacity as Plan Administrator of the Plan, is the named fiduciary that has the authority to control and manage the operation and administration of the Plan. The Company has the sole discretion to make such rules, regulations, and interpretations of the Plan and to make such computations and shall take such other action to administer the Plan as it may deem appropriate in its sole discretion. Such rules, regulations, interpretations, computations, and other actions shall be conclusive and binding upon all persons. The Company may engage the services of such persons or organizations to render advice or perform services with respect to its responsibilities under the Plan as it shall determine to be necessary or appropriate. Such persons or organizations may include (without limitation) actuaries, attorneys, accountants and consultants.

         Any person or group of persons may serve in more than one fiduciary capacity with respect to the Plan. The responsibilities of the Company under the Plan shall be carried out on its behalf by its directors, officers, employees and agents, acting on behalf or in the name of the Company in their capacity as directors, officers, employees and agents and not as individual fiduciaries. The Company may delegate any of its fiduciary responsibilities under the Plan to another person or persons pursuant to a written instrument that specifies the fiduciary responsibilities so delegated to each such person.

SECTION 7. CLAIMS, INQUIRIES AND APPEALS

         APPLICATIONS FOR BENEFITS AND INQUIRIES. Applications for benefits should be in writing, signed and submitted to: Plan Administrator, Executive Severance Benefit Plan, ChannelPoint, Inc., 5755 Mark Dabling Blvd., Suite 100, Colorado Springs, CO 80919.

         DENIAL OF CLAIMS. If any application for benefits is denied in whole or in part, the Plan Administrator must notify you, in writing, of the denial of the application, and of your right to review the denial. The written notice of denial will be set forth in a manner designed to be understood, and will include specific reasons for the denial, specific references to the Plan provision upon which the denial is based, a description of any information or material that the Plan Administrator needs to complete the review and an explanation of the Plan's review procedure.



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         This written notice will be given to you within ninety (90) days after the Plan Administrator receives the application, unless special circumstances require an extension of time, in which case, the Plan Administrator has up to an additional ninety (90) days for processing the application. If an extension of time for processing is required, written notice of the extension will be furnished to you before the end of the initial 90-day period.

         This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the application. If written notice of denial of the application for benefits is not furnished within the specified time, the application shall be deemed to be denied. You will then be permitted to appeal the denial in accordance with the review procedure described below.

         REQUEST FOR REVIEW. You (or your authorized representative) may appeal a denied benefit claim by submitting a written request for a review to: Review Panel, Executive Severance Benefit Plan, ChannelPoint, Inc., 5755 Mark Dabling Blvd., Suite 100, Colorado Springs, CO 80919. The Review Panel shall be comprised of two (2) or more persons to be appointed by the Company. Your appeal must be submitted within sixty (60) days after the application is denied (or deemed denied). The Review Panel will give you (or your representative) an opportunity to review pertinent documents in preparing a request for a review.

         A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that you or your representative feel are pertinent. The Review Panel may require you or your representative to submit additional facts, documents or other material as it may find necessary or appropriate in making its review.

         DECISION ON REVIEW. The Review Panel will act on each request for review within sixty (60) days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional sixty
(60) days) for processing the request for a review. If an extension for review is required, written notice of the extension will be furnished within the initial 60-day period. The Review Panel will give written notice of its decision to the applicant. In the event that the Review Panel confirms the denial of the application for benefits in whole or in part, the notice will outline the specific Plan provisions upon which the decision is based. If written notice of the Review Panel's decision is not given within the time prescribed above, the application will be deemed denied on review.

         RULES AND PROCEDURES. The Plan Administrator and/or the Review Panel may establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out their responsibilities in reviewing benefit claims. If you wish to submit additional information in connection with an appeal from the denial (or deemed denial) of benefits, you may be required to do so at your own expense.

         EXHAUSTION OF REMEDIES. No legal action for benefits under the Plan may be brought until (i) a written application for benefits has been submitted in accordance with the procedures described above, (ii) the person claiming benefits has been notified by the Plan Administrator that the application is denied (or the application is deemed denied due to the Plan Administrator's failure to act on it within the time prescribed), (iii) a written request for a review of the application has been submitted in accordance with the appeal procedure described above



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and (iv) the person appealing the denial has been notified in writing that the
Review Panel has denied the appeal (or the appeal is deemed to be denied due to the Review Panel's failure to take any action on the claim within the time prescribed).

SECTION 8. OTHER TERMINATIONS

         You are NOT eligible for benefits under this Plan if (i) your employment terminates due to death, disability or any other reason other than an Involuntary Termination Without Cause that occurs prior to or within thirteen (13) months following the effective date of a Change in Control or a Voluntary Termination for Good Reason that occurs within thirteen (13) months following the effective date of a Change in Control; (ii) you are terminated within thirty (30) days of your refusal to accept an offer of comparable employment by any successor to the Company (provided that "comparable employment" shall mean employment with duties and responsibilities not violative of Section 2(g)(i); with base salary in an amount not violative of
Section 2(g)(ii); with benefit plans and programs not violative of Section 2(g)(iii); and at a business office whose location is not violative of Section 2(g)(iv)); or (iii) your employment terminates prior to a Change in Control and the Company, in its sole discretion, determines that you are not eligible for benefits under this Plan.

SECTION 9. BASIS OF PAYMENTS TO AND FROM THE PLAN

         All benefits under the Plan shall be paid by the Company. The Plan shall be unfunded and benefits hereunder shall be paid only from the general assets of the Company.

SECTION 10. AMENDMENT AND TERMINATION

         The Company reserves the right to amend or terminate this Plan at any time; provided, however, that this Plan may not be amended or terminated following the effective date of a Change in Control.

SECTION 11. NON-ALIENATION OF BENEFITS

         No Plan benefit may be anticipated, alienated, sold, transferred, assigned, pledged, encumbered or charged, and any attempt to do so will be void.

SECTION 12. SUCCESSORS AND ASSIGNS

         This Plan shall be binding upon any surviving entity resulting from a Change in Control and upon any other person who is a successor by merger, acquisition, consolidation or otherwise to the business formerly carried on by the Company without regard to whether or not such person actively adopts or formally continues the Plan. Covered Employees, to the extent they are otherwise eligible for benefits under the Plan, are intended third party beneficiaries of this provision.





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SECTION  13. LEGAL CONSTRUCTION

         This Plan shall be interpreted in accordance with ERISA and, to the extent not preempted by ERISA, with the laws of the State of Colorado. This Plan constitutes both a plan document and a summary plan description for purposes of ERISA.

SECTION  14. OTHER PLAN INFORMATION

         PLAN IDENTIFICATION NUMBER:  520

         EMPLOYER IDENTIFICATION NUMBER:  84-1367639

         ENDING OF THE PLAN'S FISCAL YEAR:  December 31.

         AGENT FOR THE SERVICE OF LEGAL PROCESS: The Plan's agent for service of legal process is: Kenneth Hollen, ChannelPoint, Inc., 5755 Mark Dabling Blvd., Suite 100, Colorado Springs, CO 80919.

SECTION 15. STATEMENT OF ERISA RIGHTS

         As a participant in this Plan (which is a welfare benefit plan sponsored by the Company) you are entitled to certain rights and protections under ERISA, including the right to:

         (a) Examine, without charge, at the Plan Administrator's office and at other specified locations, such as work sites, all Plan documents and copies of all documents filed by the Plan with the U.S. Department of Labor, such as detailed annual reports;

         (b) Obtain copies of all Plan documents and Plan information upon written request to the Plan Administrator. The Plan Administrator may make a reasonable charge for the copies; and

         (c) Receive a summary of the Plan's annual financial report, in the case of a plan which is required to file an annual financial report with the Department of Labor. (Generally, all pension plans and welfare plans with 100 or more participants must file these annual reports.)

         In addition to creating rights for Plan participants, ERISA imposes duties upon the people responsible for the operation of the employee benefit plan. The people who operate the Plan, called "fiduciaries" of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries.

         No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a Plan benefit or exercising your rights under ERISA. If your claim for a Plan benefit is denied in whole or in part, you must receive a written explanation of the reason for the denial. You have the right to have the Plan review and reconsider your claim.

         Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the Plan and do not receive them within 30 days, you may file suit in




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a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $100 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits that is denied or ignored, in whole or in part, you may file suit in a state or federal court. If it should happen that the Plan fiduciaries misuse the Plan's money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

         If you have any questions about this statement or about your rights under ERISA, you should contact the nearest office of the Pension and Welfare Benefits Administration, U.S. Department of Labor, listed in your telephone directory, or the Division of Technical Assistance and Inquiries, Pension and Welfare Benefit Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210.


Exhibit A:  Release (Individual Termination)
Exhibit B:  Release (Group Termination)






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                                   EXHIBIT A

                                    RELEASE
                            (INDIVIDUAL TERMINATION)


         Certain capitalized terms used in this Release are defined in the ChannelPoint, Inc. Executive Severance Benefit Plan (the "Plan") which I have reviewed.

         I hereby confirm my obligations under the Company's proprietary information and inventions agreement.

         I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR." I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims I may have against the Company.

         Except as otherwise set forth in this Release, I hereby release, acquit and forever discharge the Company, its parents and subsidiaries, and their officers, directors, agents, servants, employees, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (other than any claim for indemnification I may have as a result of any third party action against me based on my employment with the Company), arising out of or in any way related to agreements, events, acts or conduct at any time prior to the date I execute this Release, including, but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment, including but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of disputed compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination in Employment Act of 1967, as amended ("ADEA"); the federal Employee Retirement Income Security Act of 1974, as amended; the federal Americans with Disabilities Act of 1990; the California Fair Employment and Housing Act, as amended; tort law; contract law; statutory law; common law; wrongful discharge; discrimination; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing; provided, however, that nothing in this paragraph shall be construed in any way to release the Company from its obligation to indemnify me pursuant to the Company's indemnification obligation pursuant to agreement or applicable law or to reduce or eliminate any coverage I may have under the Company's director and officer liability policy, if any.




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         I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under ADEA. I also acknowledge that the consideration given under the Agreement for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (A) my waiver and release do not apply to any rights or claims that may arise on or after the date I execute this Release; (B) I have the right to consult with an attorney prior to executing this Release; (C) I have twenty-one (21) days to consider this Release (although I may choose to voluntarily execute this Release earlier); (D) I have seven (7) days following the execution of this Release by the parties to revoke the Release; and (E) this Release shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day after this Release is executed by me.

                                           [NAME OF EMPLOYEE]

Date:
     --------------------------------      ------------------------------------






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                                   EXHIBIT B

                                    RELEASE
                              (GROUP TERMINATION)


         Certain capitalized terms used in this Release are defined in the ChannelPoint, Inc. Executive Severance Benefit Plan (the "Plan") which I have reviewed.

         I hereby confirm my obligations under the Company's proprietary information and inventions agreement.

         I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR." I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims I may have against the Company.

         Except as otherwise set forth in this Release, I hereby release, acquit and forever discharge the Company, its parents and subsidiaries, and their officers, directors, agents, servants, employees, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (other than any claim for indemnification I may have as a result of any third party action against me based on my employment with the Company), arising out of or in any way related to agreements, events, acts or conduct at any time prior to the date I execute this Release, including, but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment, including but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of disputed compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination in Employment Act of 1967, as amended ("ADEA"); the federal Employee Retirement Income Security Act of 1974, as amended; the federal Americans with Disabilities Act of 1990; the California Fair Employment and Housing Act, as amended; tort law; contract law; statutory law; common law; wrongful discharge; discrimination; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing; provided, however, that nothing in this paragraph shall be construed in any way to release the Company from its obligation to indemnify me pursuant to the Company's indemnification obligation pursuant to agreement or applicable law or to reduce or eliminate any coverage I may have under the Company's director and officer liability policy, if any.




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         I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under ADEA. I also acknowledge that the consideration given under the Agreement for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (A) my waiver and release do not apply to any rights or claims that may arise on or after the date I execute this Release; (B) I have the right to consult with an attorney prior to executing this Release; (C) I have forty-five (45) days to consider this Release (although I may choose to voluntarily execute this Release earlier); (D) I have seven (7) days following the execution of this Release by the parties to revoke the Release; (E) this Release shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day after this Release is executed by me; and (F) I have received with this Release a detailed list of the job titles and ages of all employees who were terminated in this group termination and the ages of all employees of all employees in the same job classification or organizational unit who were not terminated.

                                           [NAME OF EMPLOYEE]

Date:
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